EXECUTION COPY
PURCHASE AND SALE AGREEMENT
(LOUISIANA ASSETS)
between
THE HOUSTON EXPLORATION COMPANY
as Seller
and
MERIT MANAGEMENT PARTNERS I, L.P., MERIT MANAGEMENT PARTNERS II,
L.P., MERIT MANAGEMENT PARTNERS III, L.P., MERIT ENERGY PARTNERS III,
L.P., MERIT ENERGY PARTNERS D-III, L.P., MERIT ENERGY PARTNERS E-III,
L.P. AND MERIT ENERGY PARTNERS F-III, L.P.
as Buyer
Dated
April 7, 2006

i

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Well (WI/NRI), Encumbrances
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment of Record Title to Oil and Gas Lease
Exhibit D	Form of Assignment of Oil and Gas Lease Operating Rights
Exhibit E	Form of Assignment of Right of Way
Exhibit F	Form of Assignment of Contract Rights
Exhibit G	Form of Title Indemnity Agreement
Exhibit H	Form of Access Agreement

Schedules
Schedule 1.1(j)	Contested Mechanics’ or Similar Liens
Schedule 1.1(k)	Contested Liens Under Leases or Operating Agreements
Schedule 2.1(i)	Excluded Geologic Data
Schedule 3.3	Oil and Gas Imbalances
Schedule 3.8	Allocated Values
Schedule 4.4	Consents
Schedule 4.5	Litigation
Schedule 4.6	Material Contracts
Schedule 4.7	Violation of Laws
Schedule 4.8	Insurance
Schedule 4.9	Hurricane Damage
Schedule 4.10	Wells
Schedule 4.11	Preferential Rights
Schedule 4.13	Personal Property
Schedule 4.14	AFEs
Schedule 4.15	Environmental
Schedule 4.16	Production Taxes
Schedule 4.20	Sales Contracts
Schedule 6.1	Conduct of Business
Schedule 13.1	Retained Litigation

v

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is executed this 7th day of April, 2006, between The Houston Exploration Company, a Delaware corporation (“Seller”), and Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Management Partners III, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-III, L.P., Merit Energy Partners E-III, L.P. and Merit Energy Partners F-III, L.P., all Delaware limited partnerships (collectively, “Buyer”).
Recitals:
     Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined) effective as of the Effective Time (as hereinafter defined).
     NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
       1.1 Defined Terms. In addition to the terms defined in the introductory paragraph and elsewhere in this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:
     “Access Agreement” shall have the meaning set forth in Section 12.1(b)(iv).
     “Accounting Arbitrator” shall have the meaning set forth in Section 3.7.
     “Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
     “AFEs” shall have the meaning set forth in Section 4.14.
     “Affected Well” shall have the meaning set forth in Section 11.2(g)(v).
     “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate Deductible” shall mean $5,900,000.
     “Agreement” shall have the meaning set forth in the first paragraph herein.

     “Allocated Value,” with respect to any Asset, means the amount set forth on Schedule 3.8 for such Asset.
     “Applicable Contracts” means all Contracts by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; crossing agreements; letters of no objection; platform use agreements; production handling agreements; and other similar contracts and agreements, of Seller and primarily related to the Properties or other Assets, but exclusive of any master service agreements.
     “Assets” shall have the meaning set forth in Section 2.1.
     “Assignments” means the Assignments of Record Title to Oil and Gas Lease(s), substantially in the form attached as Exhibit C, the Assignments of Oil and Gas Lease(s) Operating Rights, substantially in the form attached as Exhibit D, the Assignments of Rights of Way, substantially in the form attached as Exhibit E and assignments of Seller’s rights, obligations and interests in all contracts and agreements transferred to Buyer in this transaction, including the operating agreements and other contracts described on Exhibit A, substantially in the form of Exhibit F.
     “Assumed Obligations” shall have the meaning set forth in Section 13.1.
     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
     “Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
     “Claim” shall have the meaning set forth in Section 13.5(c).
     “Claim Notice” shall have the meaning set forth in Section 13.5(c).
     “Closing” shall have the meaning set forth in Section 9.1.
     “Closing Date” shall have the meaning set forth in Section 9.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Merit Energy Company and Wachovia Securities dated December 7, 2005.
     “Contract” means any written contract, agreement, lease, license or other legally binding arrangement of Seller insofar only as same relates or pertains to the Assets, excluding, however,

any (a) Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or a real or immovable property related to or used in connection with the operations of any Assets and (b) master service agreement.
     “Cure Period” shall have the meaning set forth in Section 11.2(c).
     “Customary Post-Closing Consents” shall mean the consents and approvals for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
     “Defective Support Property” shall have the meaning set forth in Section 11.2(g)(v).
     “Defensible Title” shall mean such title of Seller with respect to the Assets that:
     (i) with respect to each Well (or the specified zone(s) therein) shown in Exhibit A, entitles Seller as of the Effective Time to receive the Net Revenue Interest shown in Exhibit A for such Well (or the specified zone(s) therein) throughout the duration of the productive life of such Well (or the specified zone(s) therein), except for (A) decreases in connection with those operations in which Seller may be a non-consenting co-owner to the extent identified on Exhibit A, (B) decreases resulting from the establishment or amendment of pools or units, (C) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries (which are covered in Section 3.3), and (D) as otherwise stated in Exhibit A;
     (ii) with respect to each Well (or the specified zone(s) therein) shown in Exhibit A, obligates Seller as of the Effective Time to bear the Working Interest shown in Exhibit A for such Well (or the specified zone(s) therein) not greater than the Working Interest shown in Exhibit A for such Well (or the specified zone(s) therein) without increase throughout the productive life of such Well (or the specified zone(s) therein), except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (B) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (C) as otherwise stated in Exhibit A; and
     (iii) is free and clear of all Encumbrances, other than Permitted Encumbrances.
     “Deposit” shall have the meaning set forth in Section 3.2.
     “Dispute Notice” shall have the meaning set forth in Section 3.6.
     “DOJ” shall mean the Department of Justice.
     “Effective Time” shall mean 7:00 a.m. (Central Standard Time) on January 1, 2006.
     “Encumbrance” shall mean any lien, security interest, pledge, charge or encumbrance.
     “Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

     “Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).
     “Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement with respect to the Assets or their operation of any environmental pollution or contamination caused by or related to any Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.
     “Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
     “Environmental Laws” means all applicable Laws in effect as of the date of this Agreement relating to the protection of the environment, including, without limitation, those laws relating to the storage, handling, generation, processing, treatment, storage, transportation, disposal or other management of Hazardous Substances.
     “Excluded Assets” shall mean all assets of Seller and its Subsidiaries other than the Assets expressly set forth in Section 2.1 hereof. Excluded Assets shall include, without limitation, (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time to the extent they arise by the first anniversary of the Closing Date; it being understood that following such anniversary, they shall be the property of Buyer; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time to the extent they arise by the first anniversary of the Closing Date, except that any claims or causes of action for indemnification, contribution, breach of contract or duty or similar rights shall continue to be Excluded Assets during the period for which Seller is responsible for the related liabilities in the definition of Excluded Liabilities; it being understood that following such time, they shall be the property of Buyer; (d) all rights and interests of Seller (A) under any agreement of indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards (except with respect to damage from Hurricane Rita and Katrina as set forth in Section 2.1(d)) arising, in each case, from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary and other computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights as to Third Parties arising (A) under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time to the extent they arise by the first anniversary of the Closing Date; it being understood that following such anniversary, they shall be the property of Buyer or (B) with respect to any of the Excluded Assets; (l) all Seismic Data (except to the extent that it becomes Geologic Data); (m) documents prepared or received by Seller with respect to (A) lists of prospective purchasers of the Assets compiled by Seller or its representatives or advisors, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller of any bids submitted by any prospective purchaser, (D) correspondence between or among Seller, its respective representatives and any prospective purchaser other than Buyer and (E) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement or any similar agreement; and (n) any offices, office leases or personal property located on such sites that are not directly related to any one or more of the Assets.
     Seller and Buyer recognize that the Excluded Assets may include automation equipment or telemetry equipment that is critical to the operation of some of the Assets. Seller and Buyer recognize that it is not the intent hereof to damage the value of any Asset through the exclusion of such equipment and in the event of the existence of essential equipment, the parties will enter into an agreement that will preserve the value of such Assets.
     “Excluded Liabilities” shall mean all obligations and liabilities of Seller to the extent they are:
     (i) Operating Expenses attributable to or arising out of the ownership, use or operation of the Assets (except insofar as they are attributable or related to Environmental Conditions) prior to the Effective Time (it being agreed that such obligations or liabilities which are of a continuous or ongoing nature and extend over the Effective Time shall be apportioned between Seller and Buyer on the basis of the respective obligations or liabilities suffered before or after the Effective Time) to the extent they arise by the first anniversary of the Closing Date;
     (ii) attributable to or arise out of the off-site disposal of Hazardous Substances prior to the Effective Time to the extent they arise by the first anniversary of the Closing Date;
     (iii) attributable to bodily injury and death, personal injury, illness, disease, maintenance, cure, wrongful death, loss of support arising prior to the Effective Time (whether arising out of environmental matters or otherwise) to the extent they arise by the second anniversary of the Closing Date;
     (iv) attributable to or arise out of the ownership, use or operation of the Excluded Assets by Seller or an Affiliate of Seller;
     (v) attributable to or arise out of the actions, suits or proceedings, if any, set forth on Schedule 13.1, except insofar as they are attributable or relate to the Assets for periods after the Effective Time;
     (vi) Third Party Claims for payment of any rentals, royalties, minimum royalty, excess royalty, overriding royalty interests, production payments, and other payments due and/or payable by Seller to mineral and royalty holders and other interest owners prior to the Effective Time under or with respect to the Assets and the

Hydrocarbons produced therefrom or attributable thereto to the extent they arise by the first anniversary of the Closing Date, except for any loss of title, Title Defect or other title defect attributable to any failure to properly or timely make any such payment; and
     (vii) resulting from Third Party joint interest billing audits to the extent related to time periods prior to the Effective Time and to the extent they arise by the first anniversary of the Closing Date.
     “Final Price” shall have the meaning set forth in Section 3.6.
     “Final Settlement Statement” shall have the meaning set forth in Section 3.6.
     “FTC” shall mean the Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration), and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data in the event Buyer agrees to pay such additional consideration).
     “Governmental Authority” shall mean any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.
     “Hazardous Substances” shall mean any substance defined or regulated as a “hazardous substance” or “hazardous waste” under any Environmental Laws.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.
     “Imbalance” means (i) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
     “Indemnified Party” shall have the meaning set forth in Section 13.5(a).
     “Indemnifying Party” shall have the meaning set forth in Section 13.5(a).
     “Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).
     “Individual Title Benefit Threshold” shall have the meaning set forth in Section 11.2(i).
     “Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
     “Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Standard Time) on the Closing Date.
     “Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of Seller’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Manager – Offshore, Corporate Counsel and Offshore Operations Manager.
     “Lands” shall have the meaning set forth in Section 2.1(a).
     “Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, or decree of or by any Governmental Authority.
     “Leases” shall have the meaning set forth in Section 2.1(a).
     “Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.
     “Material Adverse Effect” shall mean an event, condition or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operations or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect: (i) any effect resulting from entering into or taking any actions required by this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide, any disruptions of the capital markets, any acts of God, any outbreak of hostilities or war or any acts of terrorism, (iii) any effect resulting from a change in Laws from and after the date of this Agreement; (iv) any reclassification or recalculation of reserves in the ordinary course of business; (v) any changes in the prices of Hydrocarbons or other changes affecting the oil and gas industry generally; (vi) any results of Seller’s drilling activities after the date of this Agreement or declines in well performance in the absence of gross negligence or willful misconduct on the part of Seller; (vii) any effect resulting from actions taken by Buyer or its Affiliates; (viii) any effect resulting from a change in accounting requirements or principles imposed on the Seller, its business or the Assets by GAAP implemented after the date of this Agreement; and (ix) any effect resulting from any delay in third party transportation or processing due to hurricanes or related repairs.
     “Material Contracts” shall have the meaning set forth in Section 4.6.
     “MMS” shall mean the Minerals Management Service.
     “Net Revenue Interest,” with respect to any Well, means the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.
     “NORM” shall mean naturally occurring radioactive material.
     “OPA” means the Oil Pollution Act of 1990, as amended.
     “Operating Expenses” shall have the meaning set forth in Section 2.3.
     “P & A Obligations” shall have the meaning set forth in Section 6.6.
     “Permitted Encumbrances” shall mean:
     (a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A for such Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest);
     (b) preferential rights to purchase set forth on Schedule 4.11 and required third party consents to assignments and similar agreements;
     (c) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
     (d) Customary Post-Closing Consents;
     (e) conventional rights of reassignment;
     (f) such Title Defects as Buyer may have waived expressly in writing;

     (g) all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
     (h) rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership;
     (i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets for the purpose of pipelines, transportation lines, distribution lines and other like purposes or for the joint or common use of, rights-of-way, facilities and equipment which do not materially impair the value of the Assets or the use of the Assets as currently owned and operated;
     (j) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller as identified on Schedule 1.1(j);
     (k) liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due, or that are being contested in good faith by appropriate proceedings by or on behalf of Seller as identified on Schedule 1.1(k);
     (l) any encumbrance affecting the Assets which is expressly assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;
     (m) any matters referenced on Exhibit A;
     (n) the terms and conditions of the Leases and all Material Contracts that do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest); and
     (o) all other instruments, obligations, defects and irregularities affecting the Assets that do not reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the Net Revenue Interest set forth on Exhibit A for such Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest).
     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
     “Personal Property” shall have the meaning set forth in Section 2.1(g).
     “Preference Notices” shall have the meaning set forth in Section 11.4(b).
     “Preference Right Assets” shall have the meaning set forth in Section 11.4(d).
     “Preference Rights” shall have the meaning set forth in Section 11.4(a).
     “Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.
     “Property” or “Properties” shall have the meaning set forth in Section 2.1(b).
     “Purchase Price” shall have the meaning set forth in Section 3.1.
     “Qualified Buyer” shall mean any Buyer that, in Seller’s sole discretion, is financially capable of satisfying the Assumed Obligations.
     “Qualified Parent Guarantor” shall mean any Parent Guarantor that, in Seller’s sole discretion, is financially capable of satisfying the Assumed Obligations.
     “Records” shall have the meaning set forth in Section 2.1(i).
     “Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
     “Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of ten percent) of the cost (net to Seller’s interest)) of the most cost effective Remediation of such Environmental Condition to a regulatory standard equal to but no more stringent than as required for land use of the Asset as of the Closing Date.
     “Seismic Data” means all seismic, geological or geophysical data owned by Third Parties that Seller does not have the right to transfer (or that Seller can only transfer upon payment of additional consideration to such Third Parties).
     “Seller” shall have the meaning set forth in the first paragraph of this Agreement.

     “Seller Indemnified Parties” shall have the meaning set forth in Section 13.3(a).
     “Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.
     “Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
     “Title Benefit” shall mean any right, circumstance or condition that operates (i) to increase the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) above that shown for such Well in Exhibit A, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A, or (ii) to decrease the Working Interest of Seller in any Well (or the specified zone(s) therein) below that shown for such Well (or the specified zone(s) therein) in Exhibit A, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A.
     “Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
     “Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
     “Title Claim Date” shall have the meaning set forth in Section 11.2(a).
     “Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Assets as of the Effective Time; provided that the following shall not be considered Title Defects:
     (i) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Asset;
     (ii) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
     (iii) defects arising out of lack of evidence of record of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;
     (iv) defects that have been cured by applicable Laws of limitations or prescription;
     (v) the exercise by a Third Party prior to the Closing of a preferential purchase right, which is addressed solely in Section 11.3(b); or
     (vi) the failure or refusal of a Third Party to consent on or before the Closing Date to the assignment of an Asset to Buyer, which is addressed solely in Section 11.4(e).

     “Title Defect Amount” shall have the meaning set forth in Section 11.2(d)(i) of this Agreement.
     “Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
     “Title Defect Property” shall have the meaning set forth in Section 11.2(a).
     “Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).
     “Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
     “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
     “Wachovia” means Wachovia Capital Markets, LLC.
     “Wells” shall have the meaning set forth in Section 2.1(b).
     “Working Interest,” with respect to any Well, means the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
       1.2 References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement. References in this Agreement to articles, sections, exhibits or schedules are to such articles, sections, exhibits or schedules of this Agreement unless otherwise specified.
       1.3 Articles. This Agreement, for convenience only, has been divided into articles. The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.
       1.4 Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II
PURCHASE AND SALE
       2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and assign and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following (less and except for the Excluded Assets) (collectively, the “Assets)”:
     (a) the oil and gas leases more particularly described in Exhibit A, subject to any depth restrictions described in Exhibit A, (collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to (i) the leasehold estates created thereby, subject to any depth restrictions described in Exhibit A, and to the terms, conditions, covenants and obligations set forth in the Leases and/or Exhibit A, and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized, subject to any depth restrictions described in Exhibit A (the “Lands”), including in each case, without limitation, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character;
     (b) all oil and gas wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized, including those specified on Exhibit A (collectively, the “Wells”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);
     (c) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;
     (d) all rights and interests in or to insurance claims, proceeds or unpaid awards with respect to damage to the Assets from Hurricane Rita and Katrina, including those set forth on Schedule 4.9 hereto;
     (e) to the extent that they may be assigned, all Applicable Contracts;
     (f) to the extent that they may be assigned, all permits, licenses, servitudes, easements and rights-of-way to the extent used primarily in connection with the ownership or operation of the Properties or the Personal Property (as hereinafter defined);
     (g) all equipment, machinery, fixtures and other real, moveable and non-moveable personal and mixed property located on the Properties or the other Assets described above as of the Effective Time, including, without limitation, well equipment, casing, rods, tanks, boilers, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, platforms, structures, materials and other items used primarily in the operation thereof (“Personal Property”);
     (h) all Imbalances relating to the Properties or other Assets;

     (i) except as set forth on Schedule 2.1(i) hereto, the Geologic Data to the extent relating primarily to the Properties; and
     (j) all of the rights, titles and interests of Seller in and to all of the original (or copies if originals are not available) files, records, information and data, whether written or electronically stored, primarily relating to the Assets (the “Records”), including, without limitation: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, engineering, geological, environmental, production and accounting records and (v) facility, field and well records but excluding any of the foregoing items that are Excluded Assets.
       2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
       2.3 Revenues and Expenses. Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties, amounts for the handling, processing and transportation of Hydrocarbons and amounts for platform space for or by Third Parties), subject to any applicable time periods set forth in the definition of “Excluded Assets,” and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time, subject to any applicable time periods set forth in the definition of “Excluded Liabilities.” Subject to the provisions hereof and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties, amounts for the handling, processing and transportation of Hydrocarbons and amounts for platform space for or by Third Parties) and shall be responsible for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time, and, to the extent they arise after the first anniversary of the Closing Date, the period of time prior to the Effective Time. All Operating Expenses attributable to the Assets, in each case that are: (i) actually incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including without limiting the foregoing in any respect, rentals, costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with any relevant operating or unit agreement and overhead costs charged to the Assets under any relevant operating agreement or unit agreement.
ARTICLE III
PURCHASE PRICE
       3.1 Purchase Price. The purchase price for the Assets shall be $590,000,033 (the “Purchase Price”), payable in United States currency by wire transfer in same day funds as and when provided in this Agreement.

       3.2 Deposit. Upon execution of this Agreement, Buyer shall deposit by wire transfer in same day funds into escrow with Seller the sum of $29,500,000, representing 5% of the Purchase Price (the “Deposit”). The Deposit shall be applied toward the Purchase Price at the Closing.
     (a) If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of: (A) the failure of Buyer to materially perform any of its obligations hereunder, (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the Closing, then, in such event, Seller shall have the right to terminate this Agreement and retain the Deposit.
     (b) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 3.2(a), then Buyer shall be entitled to the prompt return of the Deposit, free of any claims by Seller with respect thereto. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 14.2.
       3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
     (a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):
     (i) an amount equal to all Operating Expenses and other costs and expenses incurred by Seller that are attributable to the Assets after the Effective Time, whether incurred before or after the Effective Time, including, without limitation, a fixed rate overhead of $500,000 per month;
     (ii) the amount of all prepaid expenses attributable to the Assets that are incurred by or on behalf of Seller prior to the Closing Date and that are, in accordance with GAAP, attributable to the period after the Effective Time, including without limitation, (A) bond and insurance premiums incurred by or on behalf of Seller during the Interim Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments, (D) ad valorem, property, severance and production taxes and any other taxes (exclusive of income taxes and the Texas Franchise Tax) based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, and (E) prepayments of Operating Expenses made by or on behalf of Seller to operators of Properties not operated by Seller pursuant to cash calls or otherwise;
     (iii) to the extent that Seller is underproduced as of the Effective Date in an aggregate amount greater (or overproduced in a lesser amount) than the net Imbalances for gas set forth in Schedule 3.3, as complete and final settlement of all Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller;

     (iv) to the extent that Seller is underproduced as of the Effective Date in an aggregate amount greater (or overproduced in a lesser amount) than the net Imbalances for oil set forth in Schedule 3.3, as complete and final settlement of all Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller;
     (v) the amount incurred by Seller prior to the Effective Time for repair of hurricane damage to the Assets, as set forth on Schedule 4.9 hereto;
     (vi) Title Benefit Amounts as a result of any Title Benefits for which the Title Benefit Amount has been determined prior to the date of the Final Settlement Statement;
     (vii) without duplication of any other amounts set forth in this Section 3.3(a), the amount of all taxes prorated to Buyer but paid by Seller in accordance with Section 15.2; and
     (viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
     (b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):
     (i) an amount equal to all proceeds received by the Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the Interim Period, net of Third Party expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds and for which no adjustment pursuant to Section 3.3(a) is made, and any sales, excise or similar Taxes in connection therewith not reimbursed to Seller by a third party purchaser;
     (ii) an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Assets) to which Buyer is entitled pursuant to Section 2.3;
     (iii) if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;
     (iv) if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;
     (v) an amount equal to all amounts received by Seller as (A) overhead payments from Third Parties, (B) handling, processing and transportation fees, (C) platform rental payments, and (D) other payments from Third Parties related to ownership of the Assets, in each case attributable to time periods after the Effective Time;

     (vi) an amount determined pursuant to Section 11.4(c) or Section 12.1(b)(iii) for any Properties and other Assets excluded from the Assets pursuant to such Sections;
     (vii) without duplication of any other amounts set forth in this Section 3.3, the amount of all taxes prorated to Seller but payable by Buyer in accordance with Section 15.2;
     (viii) to the extent that Seller is overproduced as of the Effective Date in an aggregate amount greater (or underproduced in a lesser amount) than the net Imbalances for gas as set forth in Schedule 3.3, as complete and final settlement of all such Imbalances, an amount based on a rate of mutually agreeable to Buyer and Seller;
     (ix) to the extent that Seller is overproduced as of the Effective Date in an aggregate amount greater (or underproduced in a lesser amount) than the net Imbalances for oil as set forth in Schedule 3.3, as complete and final settlement of all such Imbalances, an amount based on a rate mutually agreeable to Buyer and Seller; and
     (x) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
Buyer and Seller agree that neither party shall be charged interest on the Deposit or the Purchase Price. Buyer and Seller agree that any adjustments related to Subsections 3.3(a)(iii) and (iv) and Section 3.3(b)(viii) and (ix) shall be handled on the Final Settlement Statement and not on the Preliminary Settlement Statement or after the payment of the final adjustment pursuant to Section 3.6. It is intended that adjustments pursuant to such Subsections are to be based on the net variance from the amount of underproduction or overproduction shown on Schedule 3.3, as the volumes shown on such schedule are understood to have been accounted for in the Purchase Price. The rate for adjustment for Imbalance variances from the amount shown on Schedule 3.3 is intended to be a reasonable amount (based on such factors as the time period that the Imbalance was accrued, the time period allowed for repayment and the historical or projected price for the product during the time period in question) for those Imbalances discovered and raised by either party within the time frames set forth in Section 3.6. Buyer and Seller agree that any upward adjustments for amounts under Subsection 3.3(a)(v) related to expenses for which Seller has not received reimbursement from Seller’s insurers shall be deferred to the Final Settlement Statement, rather than addressed on the Preliminary Settlement Statement.
       3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at the Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6.
       3.5 Preliminary Settlement Statement. Not less than five business days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the

“Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfer of funds as set forth in Section 9.3(d). Within three business day of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing any changes that Buyer proposes to be made to the Preliminary Settlement Statement and an explanation of any such changes and the reasons therefor. The Preliminary Settlement Statement, with any changes agreed upon by the parties, will be used to adjust the Purchase Price at Closing.
       3.6 Final Settlement Statement.
     (a) On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (“Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 60 days, after receipt of the Final Settlement Statement, Buyer shall either agree in writing with the Final Settlement Statement or return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Price shall be paid according thereto. For the avoidance of doubt, any payment owing under this Section 3.6 shall not be subject to the Indemnification Threshold or Indemnification Cap contained in Section 13.5. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party without interest within ten days of (i) the Final Settlement Statement or (ii) if the Final Price is disputed, resolution of the Final Price, to the owed party. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party.
     (b) If Seller fails to prepare the Final Settlement Statement within such 120-day period, it shall pay to Buyer interest at the rate of 10% per annum from the 121st day after the Closing until preparation of such Final Settlement Statement on the net amount, if any, owing to Buyer as shown on such Final Settlement Statement.
     (c) If Buyer fails to either agree with the Final Settlement Statement or return a Dispute Notice within 60 days of its receipt of the Final Settlement Statement, it shall pay to Seller interest at the rate of 10% per annum from the 61st day after receipt of the Final Settlement Statement on the net amount, if any, owing to Seller as shown on such Final Settlement Statement.
       3.7 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 60 days after the earlier of delivery of such Dispute Notice or the deadline for submitting such Dispute Notice under Section 3.6 above, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to such party as the parties may mutually select (the “Accounting Arbitrator”), together with this Agreement, the Dispute Notice, the Preliminary Settlement Statement, the Final Settlement Statement and any other documentation such party may desire to submit. Within 30 business days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall include a written statement as to the basis for such decision and shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne by the non-prevailing party.
       3.8 Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8 of this Agreement. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 3.8 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.
       3.9 Interim Settle-Up. The Parties acknowledge that it is not the intent of this Agreement that either party be deprived of material amounts of revenue or be burdened by material amounts of expense until the final adjustment pursuant to Section 3.6. If at any time after Closing either party believes it is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other party, it may request payment from the other party, not more frequently than monthly, and such party shall make payment of any undisputed amounts within a commercially reasonable period of time. For purposes of this Section 3.9, material shall mean an amount in excess of $4,000,000.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer the following:
       4.1 Organization, Existence. Seller is a corporation duly formed and validly existing under the laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a corporation and is in good standing in all jurisdictions in which such qualification is required by Law.
       4.2 Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
       4.3 No Conflicts. Subject to the giving of all notices to Third Parties and the receipt of all consents, approvals and waivers from Third Parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Law applicable to any Seller or any of the Assets.
       4.4 Consents. Except (a) for consents set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) for consents under Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee or are otherwise material, (d) compliance with any applicable requirements of the MMS and (e) compliance with any applicable requirements of the HSR Act, there are no other consents required in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.
       4.5 Litigation. Except as set forth in Schedule 4.5, there is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Seller’s Knowledge, threatened against Seller or any of the Assets, to which Buyer is a party or which individually or in the aggregate would be material or would materially adversely affect the ability of Seller to consummate the transactions contemplated in this Agreement.
       4.6 Material Contracts.
     (a) Schedule 4.6 sets forth all Applicable Contracts to which Seller is a party that are material to the Assets (collectively, the “Material Contracts”).
     (b) Except as set forth on Schedule 4.6, (i) there exist no defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party thereto, and (ii) no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party thereto. Seller has made available to Buyer copies of each Material Contract and all amendments thereto.
       4.7 No Violation of Laws. Except as set forth on Schedule 4.7, to Seller’s Knowledge, Seller has not materially violated any applicable Laws with respect to the ownership or operation of the Assets. This Section 4.7 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.15.
       4.8 Insurance. Seller has made available to Buyer a list of, and true and complete copies of, its insurance policies and fidelity bonds relating to the Assets. Schedule 4.8 sets forth all material claims of Seller pending under any of such policies or bonds with respect to the Assets, none of which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Seller has made available to Buyer true and complete copies of all material correspondence between Seller, its agents and Affiliates and Seller’s insurers or underwriters with respect to the claims listed on Schedule 4.8.
       4.9 Hurricane Damage. Schedule 4.9 sets forth as of the date hereof (i) to Seller’s Knowledge, a true and correct list of all material damage to the Assets from Hurricane Rita and Katrina, (ii) Seller’s good faith estimate of the cost to repair such damage, (iii) the cost of such repairs incurred as of the Effective Time and an estimate of the costs incurred as of the date hereof, (iv) the status and estimated completion date of such repairs and (v) the status of insurance claims with respect to each such repair.
       4.10 Wells. Schedule 4.10 sets forth the status as of March 1, 2006 of each of the Wells included in the Assets. The mechanical condition of such Wells does not deviate materially from the well bore schematics made available to Buyer in the data room.
       4.11 Preferential Rights. Except as set forth in Schedule 4.11, there are no preferential rights to purchase that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.
       4.12 Royalties, Etc. Seller has timely and properly paid all royalties, overriding royalties and other burdens on production due by Seller with respect the Properties, or if not paid, is contesting such royalties and other burdens in good faith.
       4.13 Personal Property. To Seller’s Knowledge, except as set forth in Schedules 4.9 or 4.13(a), taken as a whole, all Personal Property constituting a part of the Assets are in a state of repair so as to be adequate for normal operations, ordinary wear and tear excepted. Schedule 4.13(b) sets forth the Personal Property (including automation equipment and telemetry equipment) used by Seller with respect to the Assets that is not being transferred to Buyer hereunder.
       4.14 Current Commitments. Schedule 4.14 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable joint or unit operating agreement for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.
       4.15 Environmental.
     (a) Except as set forth in Schedule 4.15, Seller has not received written notice from any Person of, and to Seller’s Knowledge there has not been, any release, disposal, event, condition, circumstance, activity, practice or incident concerning the Assets that (i) violates any Environmental Law, (ii) interferes with or prevents compliance by Seller with any Environmental Law; or (iii) gives rise to or results in any liability of Seller to any Person under any Environmental Law.

     (b) To Seller’s Knowledge, all material reports, studies and written notices from environmental Governmental Authorities specifically addressing environmental matters related to Seller’s ownership or operation of the Properties, which are in Seller’s possession, have been made available to Buyer.
       4.16 Production Taxes. Except as disclosed in Schedule 4.16, during the period of Seller’s ownership of the Assets, all ad valorem, property, production, severance and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Effective Time are being properly paid, other than taxes which are being contested in good faith.
       4.17 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.
       4.18 Accuracy of Data. To Seller’s Knowledge, (i) all documents furnished to Buyer by Seller, including, without limitation, all maps, reports and analyses, are true and correct copies of documents contained in Seller’s files, and (ii) all lease operating expense information and data furnished by Seller to Buyer are true and correct in all material respects. The representations and warranties contained in this Section 4.18 shall not be construed to be representations or warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations or warranties being expressly denied.
       4.19 Affiliated Contracts. After Closing, the Assets will not be bound or burdened by any contractual obligation to Seller or an Affiliate of Seller except pursuant to this Agreement.
       4.20 Sales Contracts. With respect to any agreement or contract for the sale of hydrocarbons affecting or relating to the Assets (the “Sales Contracts”):
     (a) Advance Payments. Except for imbalances or as shown on Schedule 4.20, Seller is not obligated by virtue of (i) any prepayment arrangement, (ii) a “take-or-pay” or similar provision, (iii) a production payment, or (iv) any other arrangement to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor.
     (b) Carried Payments. Payments for hydrocarbons sold pursuant to each of the Sales Contracts are current (subject to adjustment in accordance with the Sales Contracts) and to the best of Seller’s Knowledge in accordance with the prices set forth in the Sales Contracts.
     (c) Terminable Sales Contracts. Except as set forth on Schedule 4.20, no Sales Contract has a term in excess of 90 days, or is not terminable upon notice of 90 days or less.

        4.21 Hedging. All of Seller’s hedging arrangements and the net profits interest of Transworld pursuant to that certain Purchase and Sale Agreement dated September 3, 2003 with Transworld Exploration and Production Inc. and certain of its affiliates shall be retained by Seller and Buyer shall have no responsibility therefor.
       4.22 Limitations. Seller’s representations and warranties are given subject to and are qualified by any matters disclosed by or under this Agreement, including any Schedule attached hereto.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
     Each Buyer hereby jointly and severally represents and warrants to Seller the following:
       5.1 Organization; Existence. Each Buyer is duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Each Buyer is duly licensed or qualified to do business as a limited partnership in all jurisdictions in which such qualification is required by Law.
       5.2 Authorization. (a) Each Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein; (b) the execution, delivery and performance by each Buyer of this Agreement have been duly and validly authorized and approved by all necessary partnership action on the part of each Buyer; and (c) this Agreement is, and the Transaction Documents to which each Buyer is a party when executed and delivered by such Buyer will be, the valid and binding obligations of such Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
       5.3 No Conflicts. The execution, delivery and performance by each Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach of any provisions of the certificate of formation, agreement of limited partnership or other governing documents of any Buyer nor will it violate any Law or Order applicable to any Buyer or any of its property.
       5.4 Consents. Except for Customary Post-Closing Consents and compliance with any applicable requirements under the HSR Act, there are no consents or other restrictions on assignment that any Buyer is obligated to obtain or furnish, including, but not limited to, requirements for consents from Third Parties to any assignment (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

       5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against any Buyer.
       5.6 Litigation. There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s knowledge, threatened against any Buyer, or to which any Buyer is a party, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated in this Agreement.
       5.7 Financing. Buyer has and shall have as of the Closing Date, sufficient funds on hand with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.
       5.8 Regulatory. Each Buyer is, and after Closing shall continue to be, qualified to own the federal oil, gas and mineral leases in the MMS Gulf of Mexico Outer Continental Shelf Region, including meeting Buyer’s existing or increased bonding or any other bonding and financial requirements of the MMS or other governmental agencies. The consummation of the transactions contemplated in this Agreement will not cause any Buyer to be disqualified as such an owner or to exceed any acreage limitation imposed by any law, statute, rule or regulation. To the extent required by any applicable Laws and except to the extent, if any, that any Buyer will, as of Closing, be covered by the bonds of Third Party operators of the applicable Assets, each Buyer will have as of Closing, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of such leases, and has filed any and all required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership, including but not limited to adequate financial assurance in accordance with OPA.
       5.9 Independent Evaluation. Each Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, each Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder or of any “scrivener’s error” of the type referred to in Section 11.2(k).
       5.10 Brokers’ Fees. No Buyer nor any of their Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.
       5.11 NORM, Wastes and Other Substances. Each Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.
ARTICLE VI
COVENANTS
       6.1 Conduct of Business. Except as set forth in Schedule 6.1, Seller agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), it will:
     (a) use customary commercially reasonable efforts to operate, where Seller is the operator, or to cause the operators thereof, where Seller is not the operator, to maintain and operate the Assets in the usual, regular and ordinary manner consistent with past practice;
     (b) use commercially reasonable efforts to continue repairs to the Assets for hurricane damage and to preserve and pursue all insurance claims on Schedule 4.9 with respect thereto;
     (c) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;
     (d) maintain insurance relating to the Assets of the types and amounts consistent with Seller’s past practices;
     (e) not enter into a Material Contract or terminate or materially amend or change the terms of any Material Contract;
     (f) not approve any authorization for expenditure in excess of $500,000 relating to the Assets;
     (g) not transfer, sell, farm-out, mortgage, pledge or dispose of any material portion of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and
     (h) not elect to non-consent or fail to timely elect to participate in and thus be deemed to have elected to non-consent, any proposed well or other operation on or relating to the Assets without first consulting with Buyer, and Buyer’s preference with respect to any such proposed well or other operation shall be considered in good faith by Seller.
     Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.
       6.2 HSR Act. If applicable, within five business days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.
       6.3 Bonds, Letters of Credit and Guarantees. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or Third Parties and relating to the Assets are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.
       6.4 Cooperation with Seller Retained Litigation, Etc. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 13.1 and with respect to future audits. Buyer agrees to make available Buyer’s employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.
       6.5 Cooperation with Respect to Insurance Claims. From and after the Closing Date, Seller and Buyer shall fully cooperate and shall use their commercially reasonable efforts to work with each other and Seller’s insurers to enable Buyer to expeditiously recover insurance proceeds for damage to the Assets resulting from Hurricanes Rita and Katrina (if any), as set forth on Schedule 4.9 hereto, and Seller shall promptly pay over to Buyer any such proceeds that it receives.
       6.6 Plugging, Abandonment, Decommissioning and Other Costs. In addition to its other obligations under this Agreement, Buyer shall comply with all Laws, Leases, Applicable Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (i) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (ii) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (iii) the clean up, restoration and/or remediation of the property covered by the Leases or related to the Assets (collectively, the “P&A Obligations”).
       6.7 Record Retention. Buyer, for a period of seven years following Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (iii) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 of this Agreement for review and copying at Seller’s expense. If Buyer shall desire to dispose of or transfer any such Records or other materials upon or after the expiration of such seven-year period, Buyer shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records or other materials as Seller may select.
       6.8 Notifications. Each Party shall promptly notify the other Party in writing of any circumstances or facts or matters which become known to it after execution of this Agreement but prior to Closing which are inconsistent in any respect with any Party’s representations and warranties which would if subsisting at Closing be inconsistent with any of those representations and warranties. The Parties agree that the disclosures set forth in the Schedules hereto shall be deemed to be amended, as applicable, with effect on and from the date of such written notification to reflect such circumstances, facts or matters. No supplement or amendment of any Schedule made pursuant to this Section 6.8 shall be deemed to cure any breach of a representation or warranty made by Seller or Buyer in this Agreement unless the parties agree thereto.
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
     The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:
       7.1 Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct on and as of the Closing

Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct does not have, and would not have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding, the Seller’s representations and warranties referenced above, there presently exist other provisions in this Agreement pursuant to which price and other adjustments can be made relating to certain of the representations and warranties, which may reduce Material Adverse Effects, by cure or otherwise. The referenced provisions of Article IV and the provisions of this Section 7.1, are not intended to replace or override those adjustment mechanisms, to the extent they are applicable.
       7.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
       7.3 No Legal Proceedings. No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
       7.4 Title Defects and Environmental Defects. The sum of (i) all Title Defect Amounts determined under Section 11.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, plus (ii) all Remediation Amounts for environmental defects determined under Article XII prior to the Closing, shall not exceed 15% of the Purchase Price.
       7.5 HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued by or from applicable Governmental Authorities.
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
     The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:
       8.1 Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.
       8.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
       8.3 No Legal Proceedings. No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
       8.4 Title Defects and Environmental Defects. The sum of (i) all Title Defect Amounts determined under Section 11.2(d)(i) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, plus (ii) all Remediation Amounts for environmental defects determined under Article XII prior to the Closing, shall not exceed 15% of the Purchase Price.
       8.5 HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received or a consent order issued by or from applicable Governmental Authorities.
       8.6 Replacement Bonds, Letters of Credit and Guarantees. Buyer shall have obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guaranties, if any, to the extent required by Section 6.3.
       8.7 Insurance. Buyer shall have furnished Seller with certificates of insurance on forms reasonably acceptable to Seller which list Buyer’s insurance policies relating to the Assets, including (i) insurance which complies with all applicable workers’ compensation and occupational disease laws covering all of Buyer’s employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement, (ii) insurance for all work performed offshore, including insurance to cover claims under the United States Longshoremen’s and Harbor Workers’ Act extended to include the Outer Continental Shelf, (iii) commercial general liability insurance (including contractual liability coverage) and pollution liability insurance, (iv) excess liability insurance (including contractual liability coverage), (v) well control insurance and (vi) such other insurance and proof of financial responsibility as is required under the applicable provisions of OPA or MMS requirements.
ARTICLE IX
CLOSING
       9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 9:00 a.m. on May 31, 2006, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”
       9.2 Place of Closing. The Closing shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, or at such other place as Seller and Buyer may agree to in writing.
       9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

     (a) Seller and Buyer shall execute and deliver the Assignments, in sufficient counterparts to facilitate recording in the applicable counties and parishes adjacent to the Assets.
     (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.
     (c) Buyer and Seller shall execute and file all forms (and Buyer shall perform all acts) required by the MMS (and other appropriate governmental agencies) to transfer ownership and operatorship of the Assets, where applicable, from Seller to Buyer effective as of the Effective Time.
     (d) Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, less the amount of the Deposit.
     (e) Buyer shall deliver to Seller evidence acceptable to Seller that Buyer is qualified to hold title to the Leases with the MMS and to operate (should Buyer’s Affiliate become the operator of the Assets or a portion thereof) the platforms, wells, pipelines and facilities associated therewith, including copies of Buyer’s MMS qualification card and any powers of attorney of those persons executing documents at Closing on behalf of Buyer.
     (f) Buyer shall deliver to Seller evidence satisfactory to Seller that Buyer (or its nominated Affiliated operator, if one is designated by Buyer upon Closing) has obtained all lease, pipeline and operating bonds necessary for it to become operator of record by MMS with respect to the Leases and oil and gas properties subject hereto.
     (g) Buyer shall deliver to Seller a secretary’s certificate of Buyer’s general partner, including certified resolutions of its general partner, evidencing the approval of Buyer’s general partner of this Agreement and the transactions contemplated hereby and including an incumbency certificate regarding the authority of the person(s) signing this Agreement and any of the Closing documents on behalf of the Buyer.
     (h) Where Seller is the designated Operator of a Lease, Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state governmental agencies relative to Buyer’s Affiliate’s assumption of operations from such Seller. Buyer shall also take all actions necessary to qualify as a successor Operator to Seller under any applicable joint operating agreement (subject to the terms of that operating agreement) and to provide appropriate evidence of financial responsibility as required by OPA.
     (i) Seller shall deliver to Buyer a secretary’s certificate of Seller, including certified resolutions of its Board of Directors, evidencing the approval of Seller’s Board of Directors of this Agreement and the transactions contemplated hereby and including an incumbency certificate regarding the authority of the person(s) signing this Agreement and any of the Closing documents on behalf of the Seller.
     (j) Seller shall deliver to Buyer on forms reasonably acceptable to Buyer transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
     (k) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
     (l) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.
       9.4 Records. In addition to the obligations set forth under Section 9.3 above, within 30 days following the Closing, Seller shall deliver to Buyer possession of the Records.
ARTICLE X
ACCESS/DISCLAIMERS
       10.1 Access.
     (a) From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to applicable laws, the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
     (b) Buyer shall be entitled to conduct a non-invasive environmental site assessment with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party operator to allow Buyer and Buyer’s Representatives such access, it being understood by Buyer that the execution by Buyer of a customary boarding agreement may be a condition of such access.

     (c) Buyer shall coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets. Buyer hereby agrees to defend, indemnify and hold harmless each of the Third Party operators and owners of the Assets and Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such Liabilities arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by any such Third Party operator or owner or Seller Indemnified Party, excepting only Liabilities actually resulting on the account of the gross negligence or willful misconduct of such person.
     (d) Upon Seller’s request, Buyer agrees to provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports, test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer’s Representatives and which contain information collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.
     (e) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of Third Party operators, (ii) restore the Assets to the approximate same or better condition than existed prior to commencement of Buyer’s due diligence, to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, any real property, platform or other fixtures associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
     (f) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties, (iv) be maintained for three years following Buyer’s and/or Buyer’s Representatives due diligence activities, and (v) provide for 30 days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering upon the Assets.

       10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) any assets covered by the Confidentiality Agreement that are not conveyed to the Buyer pursuant to this Agreement; and (iii) the Excluded Assets).
       10.3 Disclaimers.
     (a) Except as and to the extent expressly set forth in Article IV and elsewhere in this Agreement and the special warranty in the assignments to be executed pursuant hereto, (i) Seller makes no representations or warranties, express, statutory or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates or Representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates). In particular, except as expressly set forth in Article IV and elsewhere in this Agreement and the special warranty in the assignments to be executed pursuant hereto, and without limiting the generality of the foregoing, Seller expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets, (ii) the contents, character or nature of any report of any petroleum engineering consultant or any engineering, geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of Hydrocarbons from the Assets, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content of any information memorandum, reports, brochures, charts or statements prepared by Seller or third parties with respect to the Assets and (viii) any other materials or information that may have been made available to Buyer or its Affiliates, or its or their Representatives in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto. Except as expressly set forth in Article IV and elsewhere in this Agreement, Seller further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the Purchase Price, it being expressly understood and agreed by the parties hereto that Buyer shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate. With respect to any of the Assets that are located in or in federal waters offshore Louisiana, Buyer acknowledges that this waiver has been expressly called to its attention and includes, without limitation, a waiver of warranty against rehibitory vices arising under Louisiana Civil Code Articles 2520 through 2548, inclusive.
     (b) Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable Law.
ARTICLE XI
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
       11.1 Seller’s Title. General Disclaimer of Title Warranties and Representations. Other than the special warranty in the assignments to be executed pursuant hereto, Seller makes no warranty or representation, express, implied, statutory or otherwise, not even as to a return of the Purchase Price, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that, other than pursuant to the special warranty in the assignments to be executed pursuant hereto, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 11.2.
       11.2 Notice of Title Defects; Defect Adjustments.
     (a) Title Defect Notices. On or before five business days prior to Closing at 11:59 p.m. Central Standard Time, (the “Title Claim Date”), Buyer must deliver claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Article XI. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Wells (and the applicable zone(s) therein) and/or other Assets affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date.
     (b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the

Wells (and the applicable zone(s) therein) affected by the Title Benefit, and (iii) the amount by which Seller reasonably believes the Allocated Value of those Wells (and the applicable zone(s) therein) is increased by the Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Title Claim Date.
     (c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing Date (the “Cure Period”), any Title Defects of which it has been advised by Buyer. In addition, Seller shall have the right to hold back any Title Defect Property from the Closing for a period of up to 30 days to attempt to cure, at Seller’s sole cost, the applicable Title Defect, and the Purchase Price payable at Closing shall be reduced by the Allocated Value of such Property. Any Title Defect Property that is withheld from the initial Closing will be conveyed to Buyer at a subsequent Closing on or before the 40th day following the Closing Date, at which Closing Buyer shall pay to Seller the Allocated Value (subject to the applicable adjustments set forth in this Article XI or in Section 3.3) of such Property, whether or not Seller was able to cure the Title Defect.
     (d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto in accordance with this Section 11.2 and subject to the rights of the parties pursuant to Section 14.1, in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured on or before Closing (or subsequent Closing, if applicable, pursuant to subsection (c) above), Seller shall, at its sole option, elect to:
     (i) subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 11.2(g) or 11.2(j) as being the value of such Title Defect;
     (ii) indemnify Buyer against all Liability resulting from such Title Defect pursuant to an indemnity agreement (the “Title Indemnity Agreement”) in the form attached hereto as Exhibit G; or
     (iii) if applicable, terminate this Agreement pursuant to Section 14.1(a).
     Notwithstanding the foregoing, Seller may, at its option notify Buyer at any time on or before 11:59 p.m. Central time on the second business day following the Title Claim Date that Seller disputes the Title Defect and elects to exclude the Title Defect Property from the Assets to be conveyed to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of the Title Defect Property so excluded, and such disputed Title Defect shall be resolved pursuant to Section 11.2(j). Upon resolution of the dispute under Section 11.2(j), then within ten business days following such resolution, Buyer shall purchase from Seller such Title Defect Property excluded from the conveyance of the Assets at the Closing pursuant to the preceding sentence, under the terms of this Agreement for price equal to the Allocated Value thereof previously withheld from the Purchase Price, adjusted if applicable for any Title Defect Amount and/or Title Benefit Amount associated therewith as determined by the arbitrator under said Section 11.2(j) and adjusted as otherwise provided herein.
     (e) Remedies for Title Benefits. With respect to each Well (or specified zone(s) therein) affected by Title Benefits reported under Section 11.2(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 11.2(h). Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Seller for any individual Title Benefit for which the Title Benefit Amount does not exceed $500,000 (the “Individual Title Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided to Seller for any Title Benefit that exceeds the Individual Title Benefit Threshold unless the sum of the Title Benefit Amounts of all such Title Benefits that exceed the Individual Title Benefit Threshold, in the aggregate, exceeds the Aggregate Deductible, after which point Seller shall be entitled to adjustments to the Purchase Price only with respect to such Title Benefits in excess of such Aggregate Deductible.
     (f) Exclusive Remedy. Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset, other than pursuant to the special warranty in the assignments to be executed pursuant hereto.
     (g) Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:
     (i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
     (iii) if the Title Defect does not affect the ratio of the Net Revenue Interest to the Working Interest for any Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A;
     (iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
     (v) If (A) a Title Defect Property is not a Well (or specified zone(s) therein), (B) such Title Defect Property does not have an Allocated Value, (C) the Title Defect with respect to such Title Defect Property causes a loss of title to such Title Defect Property, and (D) the loss of such title to such Title Defect Property will prevent the continued operation or production of a Well (or one or more specified zone(s) therein) shown in Exhibit A (such Well or the specified zone(s) therein being referred to as the “Affected Well”) and the other Assets are not capable of providing an alternative means to support, in all material respects, the continued operation or production of the Affected Well, then such Title Defect Property (a “Defective Support Property”) and such Affected Well(s) shall collectively be considered a single Title Defect Property for purposes of this Article XI; provided, however, that the Title Defect Amount resulting from the Title Defect affecting such Defective Support Property shall be the lesser of (1) the reasonable cost to replace such Defective Support Property, if such Defective Support Property is reasonably capable of being replaced, (2) the reasonable cost of providing an alternative means to support in all material respects the continued operation or production of the Affected Well, or (3) the Title Defect Amount that would otherwise be applicable to such Title Defect under this Article XI.
     (vi) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
     (vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
     (h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
     (i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount; and
     (ii) if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
     (i) Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $500,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller plus (2) the Remediation Amounts of all environmental defects, in the aggregate, excluding any individual Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Threshold and any environmental defects cured by Seller, exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Deductible.
     (j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the provisions of Sections 11.2(g) and 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The non-prevailing party shall bear the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and subject to the other terms and provisions hereof, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.
     (k) Scrivener’s Error. Notwithstanding anything set forth in this Article XI, in the event that any of the Working Interests or Net Revenue Interests set forth in Exhibit A differ from Seller’s records, and the parties agree that such difference is attributable to a scrivener’s error, (i) Buyer shall have the right to raise such error as a Title Defect subject to the provisions of this Section 11.2, (ii) Buyer and Seller shall meet and attempt to agree on a Purchase Price adjustment due to such difference, and (iii) the Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any such Purchase Price adjustment.
       11.3 Casualty or Condemnation Loss.
     (a) Notwithstanding anything herein to the contrary, from and after the Effective Time, subject to the Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
     (b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds 15% of the Purchase Price, either party shall have the right to terminate this Agreement and Buyer shall promptly receive back the Deposit. If the aggregate amount of any such loss or taking is 15% or less of the Purchase Price, Buyer shall be required to close. If the loss as a result of such individual casualty or taking exceeds $250,000 and the parties proceed to Closing, Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Assets subject to such casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Asset or Assets under Section 11.2 or (iv) Seller, at Closing, shall pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (iv), Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of

Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i) - (iii), Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.
     (c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.
       11.4 Preferential Purchase Rights and Consents to Assign.
     (a) The provisions of this Section 11.4 shall apply to agreements relating to the Properties which enable or may enable a Third Party to purchase a Property or any part thereof, as a result of the sale of such Property or portion thereof to Buyer (such rights hereafter referred to as “Preference Rights”). Buyer is purchasing the Properties subject to all Preference Rights.
     (b) Seller shall send notices of the transactions contemplated hereby to holders of Preference Rights (“Preference Notices”) set forth on Schedule 4.11. The Preference Notices shall be in a form reasonably satisfactory to Buyer, and shall include the Allocated Value of the Property or portion thereof affected by each Preference Right. After receiving a response to a Preference Notice, the Seller shall promptly provide a copy of the response to Buyer at the address set forth in this Agreement. Seller and Buyer agree that the Allocated Value for properties subject to Preference Rights shall be the sole responsibility of Buyer, and Buyer agrees to indemnify Seller and hold Seller harmless from all liability and claims related to the reasonableness of such values.
     (c) In the event, and only in such event, the holder of a Preference Right elects to properly exercise such Preference Right and to purchase the Property subject thereto upon the Closing, Seller shall convey on substantially the same terms and conditions set forth in the applicable assignment attached to this Agreement (subject to such modifications as deemed reasonably necessary by Buyer to reflect the relevant Preference Right transaction, the price and the additional terms as contemplated by this Agreement) the Property or portion of the Property subject to the Preference Right to the holder of such Preference Right at the Closing; provided, however, that the Seller shall have no obligation to convey any Property to a Preference Right holder unless and until the Closing occurs and provided further that Seller shall: (i) convey to Buyer at Closing all Property subject to Preference Rights for which the time for election to exercise such Preferential Purchase Right has expired and the Preferential Right has not been properly asserted; and (ii) retain all other Property subject to a Preference Right, subject to Seller’s obligation to convey such Property to Buyer at such delayed Closing date to occur at the time that the election to exercise such Preference Right has expired, and Buyer shall take all such Property with any outstanding obligations or remaining Preference Rights and shall indemnify Seller for any losses incurred in connection therewith as described below. The Purchase Price to be paid at Closing by Buyer shall be reduced by the Allocated Value of all Properties regarding which a Preference Right has been properly exercised and no other adjustments related to such Property(ies) shall be made to the Purchase Price under this Agreement. Notwithstanding the foregoing, any Property that is subject to a Preference Right and held back at the initial Closing will be conveyed to Buyer at a delayed Closing when the time for election to exercise such Preference Right has expired (which shall become the new Closing Date with respect to such Property). At the delayed Closing, Buyer shall pay Seller an amount equal to the amount by which the Purchase Price was reduced on account of the holding back of such retained Property (as adjusted pursuant to Section 3.3 through the new Closing Date therefor).
     (d) Buyer acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Asset that is subject to a Preference Right (collectively the “Preference Right Assets”) unless the sale of all of the Assets is consummated on the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Right Assets to Buyer is expressly conditioned upon the consummation on the Closing Date of the sale of all of the Assets in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets on the Closing Date.
     (e) In addition, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby a notice seeking such party’s consent to the transaction contemplated hereby. If Seller fails to obtain a consent prior to the Closing and the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void, then the Seller shall continue to hold the operating rights or other legal title to such Asset as nominee for Buyer. Seller shall not be obligated to incur any expenses, obligations or other liabilities, or be responsible for any Claims, in Seller’s capacity as nominee and Buyer shall indemnify, defend and hold harmless Seller in relation to such Assets. Seller and Buyer, as between themselves, shall treat and deal with such Assets as if full legal and equitable title to such Assets had passed from Seller to Buyer at Closing. If Seller fails to obtain a consent prior to Closing and such consent does not relate to a material Asset or the failure to obtain such consent would not cause the assignment of such Asset to Buyer to be void, then Buyer shall have no rights or remedies against Seller with respect thereto.

ARTICLE XII
ENVIRONMENTAL MATTERS
       12.1 Environmental Defects.
     (a) Assertions of Environmental Defects. Buyer must deliver claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than five days prior to Closing (the “Environmental Claim Date”) setting forth any matters which, in Buyer’s reasonable opinion, constitute environmental defects and which Buyer intends to assert as environmental defects pursuant to this Section 12.1. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect, (iii) Buyer’s assertion of the Allocated Value of the portion of the Assets affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing. It shall be Buyer’s sole responsibility to inspect, investigate, and assess any Environmental Conditions prior to the Environmental Claim Date.
     (b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:
     (i) subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;
     (ii) assume responsibility for the Remediation of such Environmental Defect;
     (iii) with consent of Buyer which shall not be unreasonably conditioned, withheld or delayed, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or
     (iv) if applicable, terminate this Agreement pursuant to Section 14.1.
     If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect and such Environmental Defect and all Liabilities with respect thereto shall be deemed to constitute Assumed Obligations. If Seller elects the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and shall have access to the affected Assets after the Closing Date to implement and complete such Remediation in accordance with an Access Agreement in substantially the form attached hereto as Exhibit H (the “Access Agreement”). Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements equal to but no more stringent than as required for land use of the Assets as of the Closing Date or (B) upon written consent of Buyer which consent may not be unreasonably withheld).
     (c) Exclusive Remedy. Subject to Section 12.1(d), Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect. Buyer hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or any other cause of action.
     (d) Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $500,000 (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of (1) the Remediation Amounts of all such environmental defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any environmental defects cured by Seller, plus (2) the Title Defect Amounts of all Title Defects, in the aggregate, excluding any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold and any Title Defects cured by Seller, (B) exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such environmental defects in excess of such Aggregate Deductible.
     (e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all environmental defects and Remediation Amounts prior to Closing and as to the completion of Remediation efforts after Closing. If Seller and Buyer are unable to agree by Closing (or, after Closing, as to the completion of Remediation efforts), the environmental defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1. There shall be a single arbitrator, who shall be an environmental attorney with at least ten years experience in environmental matters involving offshore oil and gas producing properties in the Gulf of Mexico, as selected by mutual agreement of Buyer and Seller within fifteen days after the Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article. The Environmental Arbitrator’s determination shall be made within twenty days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the provisions set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer more than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed environmental defects and/or Remediation Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. The non-prevailing party shall bear the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to a Remediation Amount, and subject to Section 12.1 and the other terms and provisions hereof, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer.
       12.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
       13.1 Assumption of Obligations by Buyer. Without limiting or otherwise affecting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including but not limited to the P&A Obligations, Environmental Conditions and all other obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including but not limited to obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, and (b) pay working interests, royalties, overriding royalties and other interest, owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, (c) properly plug and abandon any and all Wells, including inactive Wells or temporarily abandoned Wells, drilled on the Properties or otherwise pursuant to the Assets, (d) replug any Well, Wellbore or previously plugged Well on the Properties to the extent required or necessary, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise pursuant to the Assets, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations with respect to any Preferential Purchase Right and consent pertaining to any Asset and the transactions contemplated hereby that are not fully resolved prior to Closing and (h) perform all obligations applicable to or imposed on the lessee or owner under the Leases and the Applicable Contracts, or as required by Laws; and (all of said obligations and Liabilities referenced in this Section 13.1, subject to the exclusions below, are herein referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are:
     (i) attributable to or arise out of the ownership, use or operation of the Excluded Assets; or
     (ii) Excluded Liabilities.
       13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations in this Article XIII, Seller shall be responsible for, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all liabilities, arising from, based upon, related to or associated with:
     (a) any act or omission by Seller involving or relating to the Excluded Assets;
     (b) the Excluded Liabilities for the applicable time periods set forth therein;

     (c) any breach of any representation or warranty made by Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.11, and 4.17; and
     (d) any breach of Seller’s covenants or agreements contained in Sections 6.5, 11.4.
       13.3 Indemnities of Buyer. (a) Effective as of the Closing, each Buyer and each of its successors and assigns shall jointly and severally assume, be responsible for, and hereby agree to defend, indemnify, hold harmless and forever release Seller and its Affiliates and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all liabilities arising from, based upon, related to or associated with:
     (i) the Assumed Obligations;
     (ii) ownership or operation of the Assets after the Effective Time, including, without limitation, the claims and expenses in Section 15.18(b);
     (iii) Title Defects related or attributable to the Assets (other than the special warranty in the assignments to be executed pursuant hereto);
     (iv) environmental defects related or attributable to the Assets;
     (v) the Excluded Liabilities (other than the Excluded Assets) from and after the applicable time periods set forth therein;
     (vi) any breach of any representation or warranty made by Buyer contained in Article V; and
     (vii) any breach of Buyer’s covenants or agreements contained in Sections 6.3, 6.4, 6.6, and 11.4.
       13.4 Express Negligence. The indemnification, release and Assumed Obligations provided for in this Agreement shall be applicable whether or not the liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any Indemnified Party. Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.
       13.5 Indemnification Procedures. All claims for indemnification under Sections 13.2 and 13.3 shall be asserted and resolved as follows:
     (a) Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification under, and shall not assert any claim for indemnification pursuant to, Sections 13.2(b) or (c) or until the aggregate amount of such claims exceeds .5% of the Purchase Price (the “Indemnification Threshold”), and then shall be entitled to such indemnification from the first dollar. In no event will Buyer be entitled to indemnification under Sections 13.2(b) or (c) once the aggregate of all claims made under such Section equals 15% of the Purchase Price (the “Indemnification Cap”); provided that the Indemnification Threshold and the Indemnification Cap shall not apply with respect to any claim for indemnification asserted under Sections 13.2(a) or (d).
     (b) For purposes of this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XIII.
     (c) To make claim for indemnification under Sections 10.1(c), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.5 shall not relieve the Indemnifying Party of its obligations under Sections 10.1(c), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
     (d) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (e) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.5(e). An Indemnifying Party shall not, without the written consent of the

Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (f) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
     (g) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
       13.6 Survival.
     (a) Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section for the survival thereof; except as to claims for indemnification permitted by this Article XIII as to which a bona fide Claim Notice with respect to such Claim has been delivered to the applicable Indemnifying Party on or prior to such date. If any Asset becomes a retained Asset and the Closing with respect thereto is delayed pursuant to Section 11.4, the parties’ respective representations, warranties, covenants and agreements provided for in this Agreement with respect to such retained Asset shall survive under this Section 13.6 in relation to such delayed Closing rather than the initial Closing under this Agreement. In addition, the definitions set forth in the Definitions section at the beginning of this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements. It is expressly agreed that:

     (i) Sections 4.1, 4.2, 4.3, 4.17, 4.21, 6.4, 6.5, 6.6, 9.4, 11.4, and Article V shall survive the Closing without limitation or for such shorter period of time as may be stipulated in such provisions or allowed by Law.
     (ii) The covenants and agreements of the parties in Section 6.7 shall survive the Closing for a period of seven years.
     (iii) Sections 4.4, 4.5, 4.8, 4.9, 4.11, and 6.3 shall survive until the first anniversary of the Closing Date.
     (iv) The agreements in Section 3.3 shall survive Closing until the Final Settlement Statement has been executed by all parties to this Agreement.
     (v) The indemnities in Article XIII shall terminate as of the termination date of each respective covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Buyer’s indemnities in Section 13.3 shall be deemed covenants running with the Assets (provided, however, that Buyer and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Seller Indemnified Parties for, the obligations or Liabilities of Buyer under such Article upon any transfer or assignment of any Asset) and Seller’s indemnity set forth in Section 13.2 shall survive the Closing without time limit.
       13.7 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
       13.8 Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
       13.9 Buyer Credit Support. Unless Buyer is a Qualified Buyer, prior to Closing Buyer shall furnish at Closing for the benefit of, and deliver to, Seller (i) a letter of credit in form and substance reasonably satisfactory to Seller or (ii) a Buyer Parent Guaranty, in either case to secure Buyer’s performance of the Assumed Obligations and Buyer’s other obligations under Article XIII and applicable of the Assignments. If at any time Seller determines that Buyer is no longer a Qualified Buyer, or that such Buyer’s Qualified Parent Guarantor is no longer a Qualified Parent Guarantor, then Buyer shall promptly provide such letter of credit or Buyer Parent Guaranty, as applicable.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
       14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:
     (a) by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date;
     (b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date; or
     (c) by Seller or Buyer if the Closing shall not have occurred on or before July 31, 2006;
provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.
       14.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 1.1, 10.2, 10.3, 13.7 and this Section 14.2 and Article XV (other than Sections 15.2(b), 15.7, 15.8, 15.9 and 15.17), and any other provision hereof which, by its very nature, must survive such termination so as to carry out the stated intent of Buyer and Seller, this Agreement shall forthwith become of no further force or effort and the parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a party of any of its covenants or agreements hereunder. Upon a material breach of this Agreement by Seller that is not cured by the Closing Date, Buyer, at its sole option and as its sole remedy, may (i) enforce specific performance, or (ii) terminate this Agreement. In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately return the Performance Deposit to Buyer.
ARTICLE XV
MISCELLANEOUS
       15.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement. The Seller has or may have set forth information on a Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other Schedule so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
       15.2 Expenses and Taxes.
     (a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.
     (b) All required documentary, filing and recording fees and expenses, including HSR filing fees, in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) and assessed against the Assets by any taxing authority for any period prior to the Effective Time, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing. Buyer shall be responsible for payment to the taxing authorities of all ad valorem and property taxes for the current year, except to the extent Seller has paid all or a portion of the ad valorem and property taxes to the taxing authorities for the current tax year.
       15.3 Assignment. This Agreement may not be assigned by Buyer without prior written consent of Seller. No assignment of any rights hereunder by Buyer shall relieve Buyer of any obligations and responsibilities hereunder.

       15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
       15.5 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld (it being agreed that the exclusion of Buyer’s name from a press release by Seller shall be reasonable if requested by Buyer).
       15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

If to Seller:	The Houston Exploration Company
1100 Louisiana Street
Suite 2000
Houston, Texas 77002
Attn: Jeffrey Sherrick
Fax: 713-830-6885

with a copy to:	Akin, Gump, Strauss, Hauer & Feld LLP
1111 Louisiana Street
44th Floor
Houston, Texas 77002
Attn: Christine LaFollette
Jennifer De la Rosa
Fax: 713-236-0822

If to Buyer:	Merit Energy Company
13727 Noel Road, Suite 500
Dallas, Texas 75240
Attn: General Counsel
Fax: 972-960-8420
     Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.

The parties hereto may change the address, telephone numbers and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 15.6.
       15.7 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “The Houston Exploration Company” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
       15.8 Further Cooperation. Without causing any representation or warranty to survive the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement, whether before or after the Closing. If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.
       15.9 Filings, Notices and Certain Governmental Approvals. Promptly after Closing Buyer shall (a) record the Assignments of the Assets and all federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignments of the Assets to Buyer and the designation of Buyer (if applicable), as the operator thereof and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of any applicable or existing lease, pipeline or area-wide bond.
       15.10 Entire Agreement; Conflicts. This Agreement, the exhibits hereto and the Confidentiality Agreement collectively constitute the entire agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understanding, negotiations and discussion, whether oral or written, of the parties pertaining to the subject matter hereof. There are no warranties, representations or other agreements among the parties relating to the subject matter hereof except as specifically set forth in this Agreement or the assignments and other documents expressly contemplated hereby, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion in any of the exhibits hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 15.10.
       15.11 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns. No other person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.
       15.12 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto against whom enforcement is sought.
       15.13 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
       15.14 Governing Law; Jurisdiction, Venue; Jury Waiver. This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. All of the parties hereto consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any action arising out of this Agreement or the other Transaction Documents. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the other Transaction Documents shall be exclusively litigated in courts having situs in Houston, Harris County, Texas. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.
       15.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
       15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.
       15.17 Like-Kind Exchange. Buyer agrees to cooperate fully with Seller in facilitating a tax-deferred, like-kind exchange of the Assets pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, and U.S. Revenue Procedure 2000-37 (“Rev. Proc. 2000-37”). At Seller’s request, Buyer shall execute all documents, conveyances and other instruments necessary for Seller to effectuate a like-kind exchange. For purposes of this Section 15.17, cooperation by Buyer shall include (i) executing with immediate delivery, before, on or after Closing, any documents and agreements reasonably requested by Seller for such purpose and (ii) any other action reasonably requested by Seller for such purpose, including for the purpose of satisfying the requirements set forth in Rev. Proc. 2000-37; provided, however, that Buyer shall not be obligated to incur any costs or liabilities or postpone the Closing in connection therewith.
       15.18 Certain Governmental Approvals. Buyer shall use its best efforts after Closing to obtain the unconditional approval by the MMS of (i) the Assignments of Record Title to Oil and Gas Lease(s) in the form attached hereto as Exhibit C; (ii) the Assignments of Oil and Gas Lease Operating Rights in the form attached hereto as Exhibit D; and (iii) the Assignments of Rights of Way in the form attached hereto as Exhibit E. In the event Buyer or its nominated operator is elected successor operator under the operating agreements applicable to any of the Leases, Buyer also obligates itself to ensure that it or the successor operator makes application to the MMS to qualify as operator with respect to that portion of the Assets it will operate. Buyer shall take any actions reasonably required of it by the MMS or any other regulatory agencies to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be required of it pursuant to OPA and 30 C.F.R §§ 250.7, 256.58, 256.59, and 256.61 in excess of any existing lease, pipeline or area-wide bond(s). Until the governmental approval with respect to an assignment described in this Section 15.18 is obtained, however, the following shall occur:
     (a) Seller shall continue to hold the operating rights and record title to the applicable Assets as nominee for Buyer;
     (b) Buyer’s indemnity under Section 13.3 shall include any and all claims, expenses of any kind or character relating to the Assets accruing after the Effective Time including but not limited to any bonding or regulatory costs incurred by Seller;
     (c) Seller shall act as Buyer’s nominee with respect to the Assets but shall be authorized to act only upon and in accordance with Buyer’s specific written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing; and

     (d) Buyer shall continue to maintain and provide at its cost the insurance coverages as reviewed by Seller under Section 8.7 of this Agreement.
     If the MMS does not, within twelve months from the Closing Date, approve all (i) the Assignments of Record Title of the Leases into Buyer, (ii) the Assignments of Oil and Gas Lease Operating Rights into Buyer, and (iii) the Assignments of Rights of Way into Buyer, then:
     (w) As to those assignments that the MMS has approved, the transaction contemplated by this Agreement will proceed as to those Assets in accordance with the terms and conditions of this Agreement, mutatis mutandis; and
     (x) As to those assignments that the MMS has not approved due to a reason other than the MMS’s delay in addressing otherwise valid filings by Buyer, Seller, at its option, may either:
     (i) continue to hold the operating rights, title to the Leases and the rights of way as Buyer’s nominee, or,
     (ii) upon 30 days’ notice to Buyer, rescind the purchase and sale of the Assets that are the subject of such non-approvals and terminate this Agreement as to those Assets, but only as to those Assets.
     (y) The exercise by Seller of the option to rescind as specified in the preceding clause (x)(ii), however, shall be predicated upon Seller’s reasonable determination either that (i) Buyer has failed to comply with the requirements of 30 C.F.R. § 256.64 and not taken any and all actions required by MMS to obtain such approval, or (ii) there had been a Material Adverse Effect on the financial condition of Buyer after Closing.
     (z) Upon such termination and rescission, this Agreement shall be null and void as between Buyer and Seller with respect to the non-approved Assets, and (i) Buyer shall return to Seller the assignments and any and all other documents, materials and data previously delivered to Buyer with respect to such Assets; and (ii) Seller shall return to Buyer the Purchase Price allocated to such Assets in Schedule 3.8, without interest, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Buyer which shall be released prior to this payment) attributable to the Leases and other rights from and after the Effective Time. In no event, however, shall Seller ever be required to reimburse Buyer for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Buyer on or with respect to such Assets unless same were necessary to perpetuate the related Leases or operating rights or other rights. Seller shall not be liable to Buyer if MMS approvals are not obtained, except as expressly provided in this Section 15.18.
       15.19 Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities. Prior to execution hereof, Buyer shall confer with the MMS regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 C.F.R §§ 256.61 and 250.7, and within a reasonable time of any MMS determination pursuant to such regulations, Buyer (directly or through its representative) shall satisfy the MMS requirements concerning same, including all financial responsibility requirements under OPA.
       15.20 Special Offshore Interests. The Parties acknowledge and agree that certain of the offshore Assets are in the nature of contract rights that are not recognized by the MMS as “record title” or “operating rights,” and that, accordingly, the MMS will not approve, and Buyer and Seller do not expect the MMS to approve, the assignment of these interests from Seller to Buyer. Buyer shall ensure nevertheless that the assignment documents relating to such interests are appropriately filed in the “non-required filing” system of the MMS. Such interests shall be excluded from the scope of Section 15.18 for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:

THE HOUSTON EXPLORATION COMPANY
By:	/s/ Jeffrey B. Sherrick

Name:	Jeffrey B. Sherrick
Title:	Senior Vice President — Business Development

BUYER:

MERIT MANAGEMENT PARTNERS I, L.P.
MERIT MANAGEMENT PARTNERS II, L.P.
MERIT MANAGEMENT PARTNERS III, L.P.
MERIT ENERGY PARTNERS III, L.P.
By: MERIT ENERGY COMPANY, General Partner

By:	/s/ Fred N. Diem

Fred N. Diem, Vice President

MERIT ENERGY PARTNERS D-III, L.P.
By: MERIT MANAGEMENT PARTNERS I, General Partner
By: MERIT ENERGY COMPANY, General Partner

By:	/s/ Fred N. Diem

Fred N. Diem, Vice President

MERIT ENERGY PARTNERS E-III, L.P.
By: MERIT MANAGEMENT PARTNERS II, L.P., General Partner
By: MERIT ENERGY COMPANY, General Partner

By:	/s/ Fred N. Diem

Fred N. Diem, Vice President

MERIT ENERGY PARTNERS F-III, L.P.
By: MERIT MANAGEMENT PARTNERS III, L.P., General Partner
By: MERIT ENERGY COMPANY, General Partner

By:	/s/ Fred N. Diem

Fred N. Diem, Vice President